Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedules of PMA Capital Corporation dated March 16, 2005, appearing in the Annual Report on Form 10-K of PMA Capital Corporation for the year ended December 31, 2006.

We also hereby consent to the incorporation by reference in the above Registration Statement of our reports dated June 10, 2005 relating to the consolidated financial statements of PMA Capital Insurance Company and the financial statements of Pennsylvania Manufacturers’ Association Insurance Company, which also appear in the Annual Report on Form 10-K of PMA Capital Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, PA
June 7, 2007